Exhibit 5

[SCHULER, MESSERSMITH, DALY & LANSDOWNE LETTERHEAD]

December 16, 2003

SBS Technologies, Inc.
2400 Louisiana Blvd. NE
AFC Building 5, Suite 600
Albuquerque, NM 87110

Ladies and Gentlemen:

This opinion is being delivered by us, as counsel to SBS Technologies, Inc., a New Mexico corporation, (“SBS”) in connection with the Registration Statement on Form S-3, dated December 16, 2003, (the “Registration Statement”) of SBS filed December 16, 2003, with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”). The Registration Statement relates to the registration of 386,940 shares (“Shares”) of SBS common stock, offered by certain shareholders pursuant to the Registration Statement. The Shares were issued to the shareholders of Avvida Holdings Corp. (“Avvida”) in connection with the SBS’ acquisition of Avvida in June 2003.

For purposes of this opinion, we have examined and relied upon such records, certificates, corporate and public records, agreements, instruments, and other documents, as we considered appropriate as a basis for this opinion. In our examination and reliance, we have assumed the genuineness of all signatures on original or certified copies, the authenticity of all documents submitted to us as originals, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies, and the authenticity of the originals of those copies. As to various questions of fact relevant to this opinion, we have relied upon statements and written information of representatives of SBS and of others.

Based upon and subject to the foregoing and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that:

The Shares being registered have been legally issued and are fully paid and non-assessable.

Our opinion is limited to the federal laws of the United States and the Business Corporation Act of the State of New Mexico. We assume no obligation to revise or supplement this opinion letter should the laws of those jurisdictions be changed after the date of this letter by legislative action, judicial decision, or otherwise. We express no opinion as to the effect of the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of those persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ SCHULER, MESSERSMITH, DALY & LANSDOWNE

Schuler, Messersmith, Daly & Lansdowne